FIRST AMENDMENT TO
AGREEMENT OF SALE AND PURCHASE

THE STATE OF TEXAS    §
§
COUNTY OF TRAVIS        §

This First Amendment to Agreement of Sale and Purchase (“First Amendment”) is made by and between STRATUS PROPERTIES OPERATING CO., L.P., a Delaware limited partnership (“Seller”), and ADVANCED MICRO DEVICES, INC., a Delaware corporation (“Purchaser”), and is as follows:

R E C I T A L S:

A.  Seller and Purchaser entered into that one certain Agreement of Sale and Purchase dated effective November 23, 2005 (the “Original Agreement”), covering certain property in Travis County, Texas, more fully described therein.

B.  Seller and Purchaser desire to amend the Original Agreement as set forth below.

C.  The Original Agreement, as amended by this First Amendment, is referred to as the “Agreement.”

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, Seller and Purchaser agree as follows:

1.  Closing Date. Notwithstanding anything in Section 5.01 or elsewhere to the contrary, this transaction shall close on April 26, 2006; provided, however, that if an Entitlement Challenge is filed prior to April 26, 2006, the Closing Date may be extended as provided in Section 8.02.B.

2.  Detention Pond Maintenance Indemnity. That certain Declaration of Easements and Restrictive Covenants Regarding the Maintenance of Detention Pond Facilities - The Lantana Regional Detention Pond (Williamson Creek Watershed), dated June 14, 2000, recorded under Document No. 2000109088 of the Official Public Records of Travis County, Texas (“Detention Pond Maintenance Covenant”) encumbers the Property. Pursuant to the Detention Pond Maintenance Covenant, Purchaser, as the owner of the Property, may be liable to the City for certain maintenance charges related to Detention Facilities, as defined and set forth in the Detention Pond Maintenance Covenant. Prior to Closing, Seller will execute an indemnity pursuant to which Seller will indemnify Purchaser for any maintenance costs charged by and owing to the City of Austin by Purchaser pursuant the Detention Pond Maintenance Covenant until the later to occur of (i) the date Seller no longer owns any property in Lantana, or (ii) the date which is five (5) years after Closing. In addition, at Closing, Seller will provide Purchaser the same indemnity issued by the Lantana Commercial Community, Inc. which will remain in effect in perpetuity.

3.  No Joint Community and Open Space Program. Section 8.03 and Exhibit “L” in the Agreement are deleted in their entirety. Stratus will publicly acknowledge that, following the recent litigation with the S.O.S. Alliance, it elected not to contribute $2,000,000 to the AMD/Stratus open space program and shall not object to Purchaser announcing publicly Seller’s election to withdraw such contribution.

4.  Option Tracts - Negotiated Development Agreement. From the date of this First Amendment and continuing through November 1, 2006, Purchaser may pursue a negotiated development agreement (“AMD Development Agreement”) with the City of Austin concerning the three Option Tracts and a fourth tract described on Exhibit “A”, attached to this Amendment (“Tract LO4”). The three Option Tracts and Tract LO4, are collectively referred to as the “Four Option Tracts.” Seller consents to Purchaser’s attempt to negotiate an AMD Development Agreement with the City of Austin provided any agreement must be approved by Seller prior to execution by AMD, which approval will not be unreasonably withheld or delayed provided (i) the proposed agreement does not encumber or adversely impact any of Seller’s property other than the Four Option Tracts, (ii) does not impose on Seller any expense or liability, and (iii) Purchaser is unconditionally committed to close the purchase of the Four Option Tracts for an aggregate purchase price of FIFTEEN MILLION ONE HUNDRED TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($15,125,000.00), which amount will be in addition to (a) the Lantana Community Contribution for each of the three Option Tracts as set forth in the three Option Agreements, and (b) the amounts due under Rialto Boulevard Cost Reimbursement Agreement for the Three Option Agreements. There will be no Lantana Community Contribution, Rialto Boulevard cost reimbursement, or similar charge for Tract LO4. Seller and Purchaser agree to work diligently and in good faith to document their agreement concerning the sale of the Four Option Tracts, including, without limitation, the mechanism for establishing Purchaser’s unconditional commitment to close in the event an AMD Development Agreement is approved by Stratus, AMD and the City. Stratus and AMD will complete the documentation required by this Paragraph 4 prior to Purchaser submitting a proposed AMD Development Agreement to Seller for Seller’s approval.

5.  Effect of Amendment. Except as specifically amended by the provisions hereof, the terms and provisions stated in the Original Contract shall continue to govern the rights and obligations of the parties thereunder, and all provisions and covenants of the Original Contract, as amended hereby, shall remain in full force and effect. The terms of and provisions of the Original Contract, as amended by this First Amendment, are hereby ratified and confirmed, and this First Amendment and the Original Contract shall be construed as one instrument. In that regard, this First Amendment and the Original Contract, including all exhibits to such documents, constitute the entire agreement between the parties relative to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings of the parties in connection therewith. In the event of any inconsistency, the terms and provisions of this First Amendment shall control over and modify the terms and provisions of the Original Contract.

6.  Counterpart Execution. This agreement may be executed in any number of counterparts, including execution by facsimile, with the same effect as if all parties hereto had signed the same document, and all counterparts, either original and/or facsimile, will constitute one and the same agreement.

EXECUTED to be effective the _____ day of April, 2006.

SELLER:    STRATUS PROPERTIES OPERATING CO., L.P.,
a Delaware limited liability partnership

By: STRS L.L.C., a Delaware limited liability

company, General Partner

By: STRATUS PROPERTIES INC., a

Delaware corporation, Sole Member

By:________________________
Printed Name: ________________
Title:_______________________

Date:__________

PURCHASER:   ADVANCED MICRO DEVICES, INC.,
a Delaware corporation

By:________________________
Printed Name:________________
Title:_______________________

Date:___________________

Exhibit “A”
to First Amendment:  Description of Tract LO(4)

TITLE COMPANY RECEIPT

Heritage Title Insurance Company of Austin, Inc. acknowledges receipt of this Agreement, executed and, if needed, initialed, by both Seller and Purchaser this _____ day of _________________, 2006.

HERITAGE TITLE INSURANCE COMPANY OF AUSTIN, INC.

By:_______________________________
Printed Name:_______________________
Title:______________________________